Exhibit 10.8
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is made effective for all purposes and in all respects as of this 15th day of April, 2010, by and between Diamond Technologies Inc. (hereinafter known as "Employer" or “Company”) and Leonard A Steinmetz (hereinafter known as "Employee") who shall collectively be known herein as "the Parties".

RECITALS:

WHEREAS, Employer is engaged in the business of healthcare technology and services (the “Business”) including without limitation developing, marketing, selling and servicing Electronic Medical Records (hereinafter “EMR”); and

WHEREAS, Employer wishes to employ Employee and Employee wishes to accept such employment on the terms and under the conditions recited below; and

The premises having been considered and with acknowledgment of the mutual promises and of other good and valuable consideration herein contained, the Parties, intending to be legally bound, hereby agree as follows:

A. Title and Duties:  Employee shall have the title Treasurer, Principal Financial Officer, Principal Accounting Officer

Employee’s overall duties shall include but not be limited to:

•	Directing and executing on all strategic and tactical matters as they relate to budget management, cost benefit analysis, forecasting needs and specifying new funding requirements.
•	Member of executive team charged with providing leadership to position the company at the forefront of the industry.
•	Member of executive team charged with developing a strategic plan to advance the company's mission and objectives and to promote revenue, profitability and growth as an organization.
•	Member of executive team charged with overseeing company operations to insure production efficiency, quality, service, and cost-effective management of resources.

Specific duties of the employee shall include but not be limited to:

•	Identifying acquisition and merger opportunities and direct implementation activities.

•	Member of executive team charged approving company operational procedures, policies, and standards.

•
Member of executive team charged with reviewing activity reports and financial statements to determine progress and status in attaining objectives and revise objectives and plans in accordance with current conditions.

•	Overseeing foreign operations to include evaluating operating and financial performance

•	Helping to execute staff succession and growth plans.

•
Participating in developing new business, specifically: assist in identifying new funding opportunities, the drafting of prospective programmatic budgets, and determining cost effectiveness of prospective service delivery.

•	Providing each department with an operating budget.

•	Overseeing all purchasing and payroll activity for staff and participants

•	Monitoring for adequate cash flow to meet the organization's needs.

•	Investigating cost-effective benefit plans and other fringe benefits which the organization may offer employees and potential employees with the goal of attracting and retaining qualified individuals.

•	Assisting in the design, implementation, and timely calculations of wage incentives, commissions, and salaries for the staff.

•	Ensuring a disaster recovery plan is in place.

AA.  Signing Officer. Employee in the role of Treasurer to be designated by the Board of Directors and/or bylaws as one of the signing officers for certain documents and may be authorized or required to sign or countersign checks, correspondence, contracts or other documents on behalf of the company

B. Term of Employment.  Employer shall employ Employee in the capacity set forth above commencing on 15 April, 2010 (or such other date as the Parties may agree to) and continuing for a period of five (5) years. This Agreement automatically shall renew for successive one-year periods unless either the Company or the Employee provides written notice to the other at least ninety (90) days prior to the termination of any such period stating said party’s desire to terminate this Agreement.

C. Termination for cause.  Employer may terminate this employment agreement at any time "for cause", the grounds for which are defined below. In the case of termination for cause, Employer shall have no obligation to Employee for salary, bonus, or other compensation or any other form of benefits under this agreement except for: (a) compensation earned prior to the effective date of termination, (b) vested benefits Employee has accrued under any retirement or deferred compensation plan sponsored by Employer, or (c) other benefits mandated under by law for departed employees.

Employer must give actual notice to Employee of termination for cause but may deliver said notice by any manner, either orally or in writing. Employer may make termination for cause effective immediately. Should appropriate law require a notice period, the notice period so required under the law shall be applicable to this contract.

Grounds for "Cause" Termination.  Commission of any of the following acts by Employee constitute grounds for the Employer to terminate Employee "for cause" under this paragraph:

1.   Employee is charged with and convicted for a summary conviction or indictable offence;
2.   Employee commits a crime of moral turpitude such as an act of fraud or other crime involving dishonesty;

3.   Employee uses illegal drugs;

4.   Employee violates his or her duties of confidentiality and/or non−competition under    this agreement;

5.   Employee accepts an offer for future employment with a competitor of employer;

6.   Employee fails to comply with company-wide directives from the board of directors or written company policies;

7.   Employee commits any act or acts that harm the Company's reputation, standing, or credibility within the community(ies) it operates or with its customers or suppliers;

Executive employee termination decisions will be made only by a vote of the Board of the Directors other than the Employee who shall abstain from voting given his conflict of interest.

D. Required Confidentiality.  For so long as Employee shall remain employed by Employer and for a period of one year after termination of employment with Employer for any reason, Employee shall not disclose or communicate any "Confidential Information" of Employer to any person or entity other than Employer nor use said "Confidential Information" for any purpose or reason other than the benefit of Employer. For purposes of the preceding sentence, "Confidential Information" means (but is not limited to) any information regarding Employer's research or development projects or results, sales information of any kind, financial information of any kind, trade secrets and other proprietary knowledge of Employer which is not generally known by individuals outside of the Employer including Employer's employees, consultants, and advisors).
Also, "Confidential Information" shall additionally include, but not be limited to, the follow information of Employer:

1. Customer lists or other customer information;
2. Sales strategy, tactics, or methods;
3. Information pertaining to products or services under development;
4. Internal company reports of any kind;
5. All marketing strategies for its proprietary products.

DD.  Subject to the provisions of paragraphs E below, notwithstanding anything contained in paragraph D the Employee shall be entitled, upon any termination of this Agreement to the full exercise, for remuneration or otherwise, of his personal experience, abilities and personal knowledge.

E. Non-competition Agreement.  The Employee agrees that during the period of his employment, during as well as after ceasing to be employed by Employer, Employee shall not hire or take away or cause to be hired or taken away, or induce or participate in the inducement of any breach of employment contract by any employee of the Employer, any of its related companies or any of its customers.  Furthermore, Employee agrees that during the period of his employment and for the first 5 years of this contract and for a period of one year after ceasing to be employed by Employer, Employee shall not, without the consent of Employer, enter into direct competition with Employer in the same or similar businesses.

F. Employee Compensation.  For services rendered by Employee under this agreement, Employee shall be entitled to a salary of $150,000 per year (the “Initial Base Salary”), payable in accordance with the Company’s regular payroll policy for salaried employees.  The Initial Base Salary will increase by ten percent (10%) each year during the Employment Period, or such greater increase as approved by the Board of Directors.  Additional raises, bonuses, and sales incentives based on company profitability, will be paid as determined from time to time by the Board of Directors.

FF.  Additional Benefits.  Employer further agrees to pay for and provide to Employee during the period of employment. the following benefits in addition to the compensation stated above:

1.	Four (4) weeks paid vacation per year for year one, Five (5) weeks paid vacation per year for year after that,

2.
Full participation in Health Insurance Plan provided by Employer to its Employees. The Employer plan will provide to Employee, at no additional cost, medical insurance coverage as well as dental care, vision care and prescription drug benefits.

3.	Participation in pension plan to be setup by Employer.

4.	Monthly car allowance will be determined by Board of Directors based on need and executive position.

5.	Parking at work location.

For all above−listed benefits, subject to a written Employer plan, the Employee's eligibility to receive said benefit shall be governed by the eligibility requirements contained in the Employer plan.

G.  Employee Expenses to be Reimbursed by Employer.  Employer will reimburse Employee for all reasonable expenses as they are incurred on behalf the Employer.  Reasonable expenses are defined as those expenses incurred in the course of discharge of the Employee’s defined duties, including but not necessarily limited to, business related travel, gasoline, oil changes, car washes, meals and lodging, use of data and telephone services, and such other services as are necessary to carry out Employee’s duties.

H.  Equipment to be provided by Employer to Employee.  The Employer will provide Employee with an appropriate executive level desktop and laptop system (including printer) for use at both work location as well as home office including high-speed internet access.  Since Employee is expected to discharge his duties whether in or out of the office, Employer will provide Employee with equipment and connectivity to its system regardless of physical location of Employee.

I.  Intellectual work product. Any writing, invention, process, creative mark or other work which Employee may make or conceive of, either alone or with others, at any time while Employee is an employee of Employer which in relates to the business of Employer, shall be the sole property of Employer and Employee shall have no rights in nor claims thereto (including, but not limited to, rights or claims accruing under the copyright, trademark, or patent laws of any country).

J. Remedies in Event of Breach of Paragraphs D, E, or I.  Employee hereby recognizes that irreparable damage will result to the Employer, and to the business of the Employer, in the event of breach by Employee of any of the covenants and assurances contained in paragraphs D (Confidentiality), E (Noncompetition), or I (Intellectual Work Product) above (should these paragraphs be used in this contract).  As such, in the event of breach of any of the covenants and assurances contained in paragraphs D, E or I of this contract, Employer shall be entitled to enjoin and restrain Employee from any continued violation of any term of paragraphs D, E and/or I hereof.  This equitable remedy shall be in addition to (and not supersede) any action for damages Employer may have for breach of any part of this agreement.  Indemnification of Attorneys Fees and out−of−pocket costs. Should Employee breach this agreement, Employer shall be indemnified by Employee for its reasonable attorney’s fees and out−of−pocket costs which in any way relate to, or were precipitated by, the breach of this agreement.

K. Survival of Paragraphs D, DD, E, and H through T.  Should either party lawfully terminate this agreement, paragraphs D, E, and H through T hereof shall survive any such termination and remain in full force and effect until the expiration of their legal enforceability.

L. Integration.  This Agreement sets forth the entire agreement between the Parties with regard to the subject matter hereof. All prior agreements, and covenants, express or implied, oral or written, with respect to the subject matter hereof, are hereby superseded by this agreement.  This is an integrated agreement. Should the language of this contract conflict with any extraneous writing, Employer manual or memorandum, the language of this contract shall control unless the external document specifically states that it shall act as a modification of company employment contracts and the Employee consents to this modification.

M. Non−Assignability by Employee.  This is a personal service contract which must be performed by the individual named herein as Employee and, as such, performance hereof may not be assigned or subcontracted without the express written consent of Employer. However, Employer retains the power to assign or transfer its rights under this agreement.

N. Severability. In the event any provision of this Agreement is deemed to be void, invalid, or unenforceable, that provision shall be severed from the remainder of this Agreement so as not to cause the invalidity or unenforceability of the remainder of this Agreement. All remaining provisions of this Agreement shall then continue in full force and effect. If any provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope and breadth permitted by law.

O. Modification.  Except as otherwise provided in this document, this agreement may be modified, superseded, or voided only upon the written and signed agreement of the Parties.  Further, the physical destruction or loss of this document shall not be construed as a modification or termination of the agreement contained herein.

P. Acknowledgements.  Each party acknowledges that he has had an adequate opportunity to read and study this Agreement, to consider it, to consult with attorneys if he or she has so desired.

Q. Return of Materials.  Employee agrees that upon the termination of his or her employment with Employer for any reason whatsoever, Employee will promptly return to Employer all manuals, records, training materials, and other Confidential Information (described in paragraph D above) in his or her possession as well as equipment, if any, given to Employee by Employer for use in performance of his duties.

R. Effect of Waiver of Breach.  The waiver by the Employer of a breach of any of the provisions of this agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

S. Exclusive Jurisdiction for Suit in Case of Breach.  The Parties, by entering into this agreement, submit to jurisdiction in the State of New York, United States for adjudication of any disputes and/or claims between the parties under this agreement. Furthermore, the parties hereby agree that the courts of the State of New York, United States shall have exclusive jurisdiction over any disputes between the parties relative to this agreement, whether said disputes sounds in contract, or other areas of the law.

T. Governing Law.  This Agreement shall be interpreted in accordance with the laws of the the State of New York, United States, and the federal laws of the United States in force therein.

U. Independent Advice.  The Employee acknowledges that he has been advised to seek independent legal advice prior to signing this Agreement and has either obtained such advice or waived his right to do so.  The Employee states that he has read the entire Agreement and understands its contents.

V. Counterparts. This agreement may be executed in any number of counterparts with the same effects as if both parties had signed the same documents. All counterparts are to be construed together and constitute one and the same original agreement.

IN WITNESS WHEREOF, and acknowledging acceptance and agreement of the foregoing, Employer and Employee affix their signatures hereto.

EMPLOYER	EMPLOYEE

Diamond Technologies Inc.	Leonard A. Steinmetz
By: VINCE LEITAO	LEONARD STEINMETZ
Title: President	CFO
Dated: March 31, 2010	Dated: March 31, 2010